Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

For immediate release

FDA grants 6 months additional market exclusivity to Shire’s ADDERALL XR®

Basingstoke, UK and Philadelphia, PA, U.S – 28 October 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that the United States Food & Drug Administration (FDA) has granted an additional six months market exclusivity to Shire’s ADDERALL XR® (mixed amphetamine salts), the leading brand in the U.S for the treatment of Attention Deficit Hyperactivity Disorder (ADHD).

The extension provides U.S market exclusivity until April 11, 2005 under the Hatch-Waxman regulations. The FDA has confirmed that Shire has met the terms of a Written Request to provide data from a clinical program examining the effect of ADDERALL XR in adolescent pediatric patients. The additional studies performed under this agreement will provide critical clinical data for its use in adolescents.

ADDERALL XR is protected by patents which expire in 2018.

Sales of ADDERALL XR for the 6 months ended June 30, 2004 were U.S $283 million. IMS data show that the brand has the number one share (*24.50%) of the total U.S ADHD market for prescribed treatments. The ADHD market grew by around 20% in the last year and it is anticipated to continue growing as diagnosis improves in pediatric, adolescents and adult patients.

For further information please contact:

Investor Relations
Cléa Rosenfeld (Global)	+44 1256 894 160

Media
Jessica Mann (UK and Europe)	+44 1256 894 280
Matthew Cabrey (US)	+1 484 595 8248

Notes to editors

*IMS data w/e 10/15/04

ADDERALL XR was generally well tolerated in clinical studies. The most common side effects in studies involving children included decreased appetite, difficulty falling asleep, stomach-ache and emotional lability. The most common side effects in a study involving adults included dry mouth, loss of appetite, insomnia, headache, and weight loss.

ADDERALL XR may not be right for everyone. Patients should speak with their doctor if they have a history of high blood pressure or any heart conditions, glaucoma, thyroid problems, emotional instability, mental illness, or a known allergy to this type of medication. If you are currently taking or have recently taken a type of antidepressant called a MAO inhibitor or have a pre-existing structural heart abnormality, you should not take ADDERALL XR. There is potential for worsening of motion or verbal tics and Tourette’s syndrome.

Abuse of amphetamines may lead to dependence. Misuse of amphetamines may lead to serious cardiovascular adverse events. A patient should report any new psychological symptoms to his or her physician.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate), XAGRID® (anagrelide hydrochloride) and BIPOTROL® (carbamazepine), the implementation of Shire’s planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including Shire’s most recent annual report on Form 10-K.